EXHIBIT 10.9

                            SUMMARY OF BONUS PROGRAM
                            OF OHIO VALLEY BANC CORP.

     The following is a description of the Bonus Program (the "Bonus Program") of Ohio Valley Banc Corp. ("Ohio Valley") provided pursuant to Item 601(b)(10)(iii) of Regulation S-K promulgated by the Securities and Exchange Commission, which requires a written description of a compensatory plan when no formal document contains the compensation information.

     The objectives of the bonus component of the Company's compensation program are to: (a) motivate executive officers and other employees and reward such persons for the accomplishment of both annual and long range goals of the Company and its subsidiaries, (b) reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to long-range business results and (c) provide a fully competitive compensation package which will attract, reward, and retain individuals of the highest quality. All employees of the Company's subsidiaries holding positions with a pay grade of 8 or above are eligible to participate in the Bonus Program, including all subsidiaries' executive officers.

     Bonuses payable to participants in the Bonus Program are based on (a) the performance of the Company and its subsidiaries as measured against specific performance targets; (b) each employee's individual performance; and (c) the marketplace range of compensation for employees holding comparable positions. At the beginning of each fiscal year, the Compensation Committee sets specific performance targets for the Company and its subsidiaries based on a combination of some or all of a number of performance criteria set forth in the Company's strategic plan. The Compensation Committee may establish two sets of targets, one set of which is higher and less likely to be achieved, referred to as the "annual bonus targets". A second set, referred to as the "long range bonus targets" is more likely to be achieved. The targets are based on one or more of the following performance criteria: net income, net income per share, return on assets, return on equity, asset quality (as measured by the ratio of non-performing loans to total loans and non-performing assets to total assets), and efficiency ratio. It is the objective of the Compensation Committee to establish goals that are "reaching" but "reachable". The Committee may not consider the goals to be of equal weight, but, in the aggregate, it considers them to be fundamental metrics which are important to the long-term performance of the Company and which, at the same time, do not expose the Company, nor incent the employees to undertake, excessive risks which would threaten the Company's long-term value. At the end of the fiscal year, the aggregate amount available for the payment of a bonus, if any at all, is determined by the Company's Board of Directors upon recommendation of its Compensation Committee based on an evaluation of the accomplishment of the performance targets. A bonus may be paid at the end of the year without targets having been established or achieved. No officer or employee has any right to the payment of a bonus until the Board of Directors has exercised its discretion to award one and the amount to be paid to each person has been determined and announced.

     Once the aggregate amount of the bonus pool is determined, individual bonus awards are determined through a formula that applies each employee's performance evaluation score to a "bonus grid", reflecting the individual employee's job grade, the market place range of compensation for that job grade, and individual job performance using the Evaluation Criteria referenced above. Employees are evaluated by their supervisors, except for the executive officers, who are evaluated by the Compensation Committee of the Company's Board of Directors. The Company's Board of Directors approves the bonuses payable to the executive officers under the Bonus Program based upon the recommendation of the Compensation Committee.

     Bonuses are normally paid in December in cash in a single lump sum, subject to payroll taxes and tax withholdings.